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                                                                      EXHIBIT 99
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     Kulicke & Soffa Announces Offering of Convertible Subordinated Notes


Willow Grove, PA,  November 30, 1999 - Kulicke & Soffa Industries Inc. (Nasdaq:
KLIC) today announced its intention, subject to market and other conditions, to raise approximately $125 million (excluding proceeds of an over-allotment option, if any) through a private offering of convertible subordinated notes due 2006 to certain qualified and accredited institutional investors. No other details were provided.

The Company stated that it intends to use the net proceeds of the offering to fund continued growth including growth through capacity expansion, acquisitions, alliances and joint ventures, and for general corporate purposes.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.

Kulicke & Soffa is the world's largest supplier of semiconductor assembly equipment. The Company serves the integrated circuit assembly market with a product line that includes wire bonding, die bonding, wafer dicing and factory automation equipment, as well as expendable tools and materials, including bonding wire, capillaries, wedges, die collets and saw blades, and has sales and service facilities worldwide. It also has investments in next generation packaging technology.

CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE, INCLUDING OPERATING AND FINANCIAL RESULTS IN FISCAL 1999, ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER, EITHER BETTER OR WORSE, FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: THE RISK OF ORDER POSTPONEMENTS OR CANCELLATIONS; THE RISKS ASSOCIATED WITH A SUBSTANTIAL FOREIGN CUSTOMER BASE; THE RISKS ASSOCIATED WITH INSTABILITY IN FOREIGN CAPITAL MARKETS AND FOREIGN CURRENCY FLUCTUATIONS; THE UPWARD AND DOWNWARD VOLATILITY IN THE DEMAND FOR SEMICONDUCTORS AND FOR THE COMPANY'S PRODUCTS AND SERVICES; COMPETITIVE PRICING PRESSURES; THE RISK OF DELAYS IN INTRODUCTION AND CUSTOMER QUALIFICATION OF NEW PRODUCTS AND SERVICES; THE RISK OF INCURRING DELAYS AND ADDITIONAL COSTS IN THE MOVE OF MANUFACTURING TO ASIA; AND THE COMPANY'S ABILITY TO MANUFACTURE AND SHIP ITS PRODUCTS ON A TIMELY BASIS. FURTHER DISCUSSIONS OF RISK FACTORS ARE ALSO AVAILABLE IN THE COMPANY'S MOST RECENT SEC FILINGS.


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